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                                                                    Exhibit 4.10

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

     General Magic, Inc., a Delaware corporation (the "Company"), hereby certifies:

     FIRST: That at a meeting of the Board of Directors of the Company resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the text of Article Fourth (A) of the Company's Certificate of Incorporation will be amended to read as follows:

     "A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million Five Hundred Thousand (100,500,000), consisting of:

     (1) Five Hundred Thousand (500,000) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock"); and

     (2) One Hundred Million (100,000,000) shares of Common Stock, par value one-tenth of one cent ($.001) per share (the "Common Stock")."

     SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     The Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by the President and Chief Executive Officer this 21st day of January, 1999.



                                        GENERAL MAGIC, INC.



                                        By: /s/ STEVEN MARKMAN
                                           -------------------------------------
                                           Steven Markman
                                           President and Chief Executive Officer